UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 16, 2009

PEPCO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31403	52-2297449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Ninth Street, N.W., Washington, DC	20068
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(202) 872-3526

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Pepco Holdings, Inc.
Form 8-K

Item 1.01.	Entry into a Definitive Material Agreement.

See Item 2.03 below.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 16, 2009, Pepco Holdings, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement for an aggregate principal amount of revolving and swingline loans of up to $400 million with a syndicate of nine lenders, with Bank of America, N.A., as administrative agent and swingline lender (“BOA”), Banc of America Securities, as sole lead arranger and sole book runner, and KeyBank National Association, JPMorgan Chase Bank, N.A., SunTrust Bank, The Bank of Nova Scotia, Morgan Stanley Bank, N.A., Credit Suisse, Cayman Islands Branch, Wells Fargo Bank, N.A., and Manufacturers and Traders Trust Company, as co-documentation agents (the “facility”).  This facility is a refinancing of a credit facility that the Company entered into with the same syndicate of lenders on November 7, 2008 for $400 million ($390 million facility plus an optional $10 million increase in the principal amount of the available credit that was exercised by the Company) which would have expired on November 6, 2009 (the “original facility”).  The expiration date of the facility is October 15, 2010.  All indebtedness incurred under the facility (as with the original facility) is unsecured. The facility is filed herewith as Exhibit 10.1.

The facility includes substantially the same terms and conditions as the original facility.  The interest rate payable by the Company on funds borrowed under the facility is, at its election, based on either (a) the corresponding Eurodollar rate plus a margin that varies according to the credit rating of the company, or (b) the highest of (i) the prevailing prime rate, (ii) the federal funds effective rate plus 0.5% or (iii) the one-month Eurodollar rate plus 1.0%, plus a margin that varies according to the credit rating of the Company.  Under the swingline loan sub-facility provided by BOA as the swingline lender, the Company may obtain (with BOA’s consent) loans for up to seven days in an aggregate principal amount which, when combined with the outstanding principal amount of revolving loans made by BOA under the facility, does not exceed BOA’s total commitment of $50 million and which in no event exceeds 10% of the aggregate borrowing limit under the facility.

The Company intends to use the proceeds of loans drawn under the facility for general corporate purposes.  In order to obtain loans under the facility, certain representations and warranties made by the Company at the time the credit agreement was entered into also must be true at the time the facility is utilized, and the Company must be in compliance with specified covenants, including (i) the requirement that the Company maintain a ratio of total indebtedness to total capitalization of 65% or less, computed in accordance with the terms of the credit agreement, which calculation excludes from the definition of total indebtedness certain trust preferred securities and deferrable interest subordinated debt (not to exceed 15% of total capitalization), (ii) a restriction on sales or other dispositions of assets, other than certain permitted sales and dispositions, and (iii) a restriction on the incurrence of liens on the assets of the Company or any of its significant subsidiaries other than permitted liens.  The absence of a material adverse change in the Company’s business, property, and results of operations or financial condition is not a condition to the availability of credit under the facility.  The credit agreement does not include any ratings triggers.

Pepco Holdings, Inc.
Form 8-K

The failure to satisfy any of the covenants or the occurrence of other specified events that constitute an event of default could result in the acceleration of the repayment obligations of the Company.  The events of default include (i) the failure of the Company or any of its significant subsidiaries to pay when due, or the acceleration of, certain indebtedness under other borrowing arrangements, (ii) certain bankruptcy events, judgments or decrees against the Company or its significant subsidiaries, and (iii) a change in control (as defined in the credit agreement) of the Company or the failure of the Company to own all of the voting stock of its regulated utility subsidiaries (Potomac Electric Power Company, Delmarva Power & Light Company and Atlantic City Electric Company).

All of the lenders or their affiliates have provided investment or commercial banking services to the Company and its affiliates, including as an underwriter of their securities, in the past and are likely to do so in the future.  They receive customary fees and commissions for those services.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

	Exhibit No.	Description of Exhibit

10.1
Amended and Restated Credit Agreement, dated as of October 16, 2009, by and among, Pepco Holdings, Inc., the lenders party thereto, Bank of America, N.A., as administrative agent and swingline lender, Banc of America Securities LLC, as sole lead arranger and sole book runner, and KeyBank National Association, JPMorgan Chase Bank, N.A., SunTrust Bank, The Bank of Nova Scotia, Morgan Stanley Bank, N.A., Credit Suisse, Cayman Islands Branch, Wells Fargo Bank, N.A. and Manufacturers and Traders Trust Company, as co-documentation agents

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEPCO HOLDINGS, INC.
(Registrant)

Date:	October 22, 2009	/s/ A. J. KAMERICK
		Name:	Anthony J. Kamerick
		Title:	Senior Vice President and Chief Financial Officer